lExhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of Arbutus Biopharma Corporation (“we,” “us” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is our common shares, without par value.

CAPITAL STOCK

The following description of our capital stock summarizes provisions of our Notice of Articles and Articles, as amended, or our Articles, the Investment Canada Act (Canada), the Competition Act (Canada) and the Business Corporations Act (British Columbia). The following description does not purport to be complete and is subject to, and qualified in its entirety by, our Articles, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of the Investment Canada Act, the Competition Act and the Business Corporations Act.

Authorized and Outstanding Shares

Our authorized share capital consists of (i) an unlimited number of common shares, without par value, (ii) an unlimited number of preferred shares, without par value, and (iii) 1,164,000 Series A Participating Convertible Preferred Shares. As of March 25, 2025 there were (a) 191,480,188 common shares outstanding and (b) 0 Series A Participating Convertible Preferred Shares outstanding. None of our common shares or preferred shares are held by us or on behalf of us.

Voting Rights

The holders of our common shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote. There are no cumulative voting rights.

Dividends

Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive on a pro rata basis such dividends as our Board of Directors may declare out of funds legally available for payment of dividends.

Liquidation Rights

In the event of the dissolution, liquidation, winding-up or other distribution of our assets, those holders are entitled to receive on a pro rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares.

Other Rights and Preferences.

The terms of our common shares do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions. The common shares are not subject to future calls or assessments by us.

Limitations to Control due to Certain Provisions of Canadian and British Columbian Law and our Articles

Unless such offer constitutes an exempt transaction, an offer made by a person, or an offeror, to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act (Canada) and the Competition Act (Canada).

As well, under the Business Corporations Act (British Columbia), unless otherwise stated in our Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering our Articles, (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.

The Nasdaq Global Select Market

Our common shares are listed on the Nasdaq Global Select Market under the symbol “ABUS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is TSX Trust Company.